UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 18, 2013

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                Entry into a Material Definitive Agreement.

On October 18, 2013, AT&T Inc. (“AT&T”) announced the entry into a Master Agreement with Crown Castle International Corp. (“Crown Castle”), pursuant to which it will lease the rights to approximately 9,100 of its company-owned wireless towers to Crown and sell approximately 600 AT&T towers to Crown Castle. In exchange, AT&T will receive about $4.85 billion in cash up-front proceeds. Under the terms of the Master Prepaid Lease, Crown Castle will have exclusive rights to lease and operate approximately 9,100 AT&T towers. The average term of the lease rights is about 28 years. As the leases expire, Crown Castle will have fixed price purchase options, totaling approximately $4.2 billion, for these towers based on their estimated fair market values at the end of the lease terms. AT&T will sublease capacity on the towers from Crown Castle for a minimum of 10 years at $1,900 per month per site, with annual rent increases of 2 percent. AT&T has the option to renew up to a total of 50 years. AT&T will also have access to additional reserve capacity on the towers for future use. AT&T expects the additional capacity will help it continue to meet growing demand for mobile Internet services. The foregoing summary of the agreements referenced above is qualified in its entirety by the full text of such agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, and are incorporated by reference herein.

AT&T expects no significant impact to our financial results from this transaction.   AT&T expects the transaction to close by year-end 2013, subject to standard closing conditions.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

ITEM 9.01                                Financial Statements and Exhibits.

(d) Exhibits

10.1	Master Agreement, dated as of October 18, 2013, among Crown Castle International Corp. and AT&T Inc.

10.2	Form of Master Prepaid Lease

10.3	Form of MPL Site Master Lease Agreement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 21, 2013	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller